                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          DELPHI FINANCIAL GROUP, INC.
                (Name of Registrant as Specified in Its Charter)


                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

       (1)    Title of each class of securities to which transaction applies:


       (2)    Aggregate number of securities to which transaction applies:


       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


       (4)    Proposed maximum aggregate value of transaction:


       (5)    Total fee paid:


[ ]    Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:


       (2)    Form, Schedule or Registration Statement No.:


       (3)    Filing Party:


       (4)    Date Filed:

                             [DELPHI FINANCIAL LOGO]



March 30, 1998


Dear Stockholder,

It is a pleasure to invite you to Delphi Financial Group, Inc.'s 1998 Annual Meeting of Stockholders, to be held on May 12, 1998 at the Metropolitan Club, One East 60th Street, New York, New York, commencing at 10:00 a.m., Eastern Daylight Time. We hope that you will be able to attend and review the year with us.

Whether or not you plan to attend the meeting, please exercise your right to vote as an owner of Delphi Financial Group, Inc. Review the proxy materials and then mark your votes on the enclosed proxy card and return it in the envelope provided as soon as possible.

At the meeting the stockholders will be electing directors, as described in the formal Notice of Annual Meeting of Stockholders and Proxy Statement enclosed herewith. We will also report on the progress of Delphi Financial Group, Inc. and respond to questions posed by stockholders.

We look forward to seeing you at the Annual Meeting.


                                        Sincerely,



                                        Robert Rosenkranz
                                        Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 12, 1998


To the Stockholders of Delphi Financial Group, Inc.:

Notice is hereby given that the 1998 Annual Meeting of Stockholders of Delphi Financial Group, Inc. will be held at the Metropolitan Club, One East 60th Street, New York, New York on May 12, 1998, commencing at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     1. To elect seven directors to serve for a term of one year, one of whom shall be elected by the holders of the Class A Common Stock, voting as a separate class.

     2. To transact such other business as properly comes before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 20, 1998 as the record date for stockholders entitled to notice of and to vote at the meeting or any adjournment of the meeting. The list of stockholders entitled to vote at the meeting shall be available at the offices of Delphi Capital Management, Inc., 650 Madison Avenue, Suite 2600, New York, New York for a period of ten days prior to the meeting date.

A copy of Delphi Financial Group, Inc.'s 1997 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, is being mailed to stockholders together with this notice.

Your attendance at this meeting is very much desired. However, whether or not you plan to attend the meeting, please sign the enclosed Proxy and return it in the enclosed envelope. If you attend the meeting, you may revoke the Proxy and vote in person.

                                      By Order of the Board of Directors,



                                      Robert Rosenkranz
                                      Chairman of the Board

                          DELPHI FINANCIAL GROUP, INC.
                      1105 NORTH MARKET STREET, SUITE 1230
                              WILMINGTON, DE 19899

                                 PROXY STATEMENT

This Proxy Statement is furnished for the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Proxies for the Annual Meeting of Stockholders of Delphi Financial Group, Inc., a Delaware corporation (the "Company"), scheduled to be held on May 12, 1998 at the Metropolitan Club, One East 60th Street, New York, New York commencing at 10 a.m., Eastern Daylight Time. The submission of a signed Proxy will not affect the stockholder's right to attend the meeting and vote in person. Any person giving a Proxy may revoke it at any time before it is exercised by the delivery of a later dated signed Proxy or written revocation sent to the Investor Relations Department of the Company, or by attending the Annual Meeting and voting in person.

Other than the matters set forth herein, management of the Company is not aware of any matters that may come before the meeting. If any other business should properly come before the meeting, the persons named in the enclosed Proxy will have discretionary authority to vote the shares represented by the effective Proxies and intend to vote them in accordance with their best judgment in the interests of the Company.

The Company's 1997 Annual Report, including its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, is being mailed together with this Proxy Statement to each stockholder of record as of the close of business on March 20, 1998.


                          MAILING AND VOTING OF PROXIES

This Proxy Statement and the enclosed Proxy were first mailed to stockholders on or about March 30, 1998. Properly executed Proxies, timely returned, will be voted and, where the person solicited specifies by means of a ballot a choice with respect to the election of the nominees chosen by the Board, the shares will be voted as indicated by the stockholder. Each share of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), entitles the holder thereof to one vote and each share of the Company's Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), entitles the holder thereof to a number of votes per share equal to the lesser of (1) the number of votes such that the aggregate of all outstanding shares of Class B Common Stock will be entitled to cast 49.9% of all of the votes represented by the aggregate of all outstanding shares of Class A Common Stock and Class B Common Stock or (2) 10 votes. Based on the shares of Common Stock outstanding as of March 20, 1998, the Class B Common Stock will have the number of votes described in clause (1) of the preceding sentence. Proposals submitted to a vote of stockholders will be voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except that holders of Class A Common Stock will vote as a separate class to elect one director (the "Class A Director"). If the person solicited does not specify a choice with respect to the election of any nominee for director, the shares will be voted "for" such nominee. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

As of March 20, 1998, Mr. Robert Rosenkranz, by means of beneficial ownership of the corporate general partner of Rosenkranz & Company, an irrevocable proxy and direct or beneficial ownership, had the power to vote all of the outstanding shares of Class B Common Stock, which as of such date represented 49.9% of the voting power of the Common Stock. Mr. Rosenkranz has entered into an agreement with the Company not to vote or cause to be voted certain shares of Common Stock, if and to the extent that such shares would cause him and Rosenkranz & Company, collectively, to have more than 49.9% of the combined voting power of the Company's stockholders. Rosenkranz & Company and Mr. Rosenkranz have informed the Company that they intend to vote in favor of the election of all nominated directors for which they are entitled to vote.


                             SOLICITATION OF PROXIES

The cost of soliciting Proxies will be borne by the Company. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company, at no additional cost to the Company, in person or by telephone, telegram or other means of communication. Upon written request, the Company will reimburse custodians, nominees and fiduciaries holding the Company's Common Stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their Proxies.


              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

Holders of record of Common Stock at the close of business on March 20, 1998 will be eligible to vote at the meeting. The Company's stock transfer books will not be closed. As of the close of business on March 20, 1998, the Company had outstanding 12,925,951 shares of Class A Common Stock and 6,156,787 shares of Class B Common Stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by each of the Company's directors and executive officers, each person known by the Company to own beneficially more than five percent of the Common Stock and all directors and officers of the Company as a group as of March 20, 1998. The information shown assumes the exercise by each person (or all directors and officers as a group) of the stock options owned by such person and the exercise by no other person (or group) of stock options. Unless otherwise indicated, each beneficial owner listed below is believed by the Company to own the indicated shares directly and have sole voting and dispositive power with respect thereto.

                                                                        Amount and
                                                                         Nature of                 Percent
Name of Beneficial Owner                                                 Ownership                 of Class
------------------------                                                 ---------                 --------
Class B Common Stock:
   Five or greater percent owner:
      Rosenkranz & Company ........................................    5,305,669 (1)                 81.3%
   Directors and Executive Officers:
      Robert Rosenkranz ...........................................    6,523,987 (1)                100.0%
      Lawrence E. Daurelle ........................................          --                       --
      Jane R. Dunlap ..............................................          --                       --
      Edward A. Fox ...............................................          --                       --
      Louis C. Lucido .............................................          --                       --
      Charles P. O'Brien ..........................................          --                       --
      Lewis S. Ranieri ............................................          --                       --
      Thomas L. Rhodes ............................................          --                       --
      Robert M. Smith, Jr .........................................          --                       --
      Thomas A. Sullivan ..........................................          --                       --
      B.K. Werner .................................................          --                       --
         Directors and officers as a group (12 persons) ...........    6,523,987                    100.0%

Class A Common Stock:
   Five or greater percent owners .................................          --                       --
   Directors and Executive Officers:
      B.K. Werner .................................................      712,465 (2)                 5.0%
      Robert Rosenkranz ...........................................      221,340 (1)                 1.6%
      Charles P. O'Brien ..........................................      128,446 (3)                   *
      Robert M. Smith, Jr .........................................       69,869 (4)                   *
      Thomas A. Sullivan ..........................................       48,415 (5)                   *
      Jane R. Dunlap ..............................................       37,166 (3)                   *
      Edward A. Fox ...............................................       28,507 (6)                   *
      Lawrence E. Daurelle ........................................       11,799 (7)                   *
      Lewis S. Ranieri ............................................        8,922 (8)                   *
      Thomas L. Rhodes ............................................        4,945 (8)                   *
      Louis C. Lucido .............................................          --                       --
         Directors and officers as a group (12 persons) ...........    1,271,874 (9)                 9.0%

      * Amount is less than 1% of Class.

(1) Mr. Rosenkranz, as the beneficial owner of the corporate general partner of Rosenkranz & Company, has the power to vote the shares of Class B Common Stock held by Rosenkranz & Company. Accordingly, Mr. Rosenkranz may be deemed to be the beneficial owner of all of the shares of the Company owned by Rosenkranz & Company. In addition, Mr. Rosenkranz holds an irrevocable proxy to vote or has direct or beneficial ownership of 851,118 additional shares of Class B Common Stock and 1,020 shares of Class A Common Stock. The remaining indicated shares of Class A Common Stock and Class B Common Stock, respectively, consist of

    220,320 shares of Class A Common Stock and 220,320 shares of Class B Common Stock which may be acquired pursuant to stock options and 146,880 deferred shares of Class B Common Stock. The address of Rosenkranz & Company and Mr. Rosenkranz is 650 Madison Avenue, Suite 2600, New York, NY 10022.

(2) Each of Mr. Werner and The Werner Partnership, LP, of which Mr. Werner is the general partner, may be deemed to beneficially own the indicated shares and have shared voting and dispositive power with respect to such shares. Mr. Werner's address is c/o Safety National Casualty Corporation, 2043 Woodland Parkway, St. Louis, MO 63146.

(3) All of the indicated shares of Class A Common Stock are presently owned. The address of Mr. O'Brien is c/o Reliance Standard Life Insurance Company, 2501 Parkway, Philadelphia, PA 19130. The address of Ms. Dunlap is 707 Old Eagle School Road, Wayne, PA 19087.

(4) Of the indicated shares of Class A Common Stock, 2,496 shares are presently owned by Mr. Smith. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Smith's address is c/o Delphi Capital Management, Inc., 650 Madison Avenue, Suite 2600, New York, NY 10022.

(5) Of the indicated shares of Class A Common Stock, 47,260 shares are presently owned by Mr. Sullivan. The remaining shares indicated may be acquired pursuant to stock options within 60 days. The address of Mr. Sullivan is 1100 Park Avenue, New York, NY 10028.

(6) Of the indicated shares of Class A Common Stock, 18,360 shares are presently owned by Mr. Fox. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Fox's address is R.R. 67-15, Harborside, ME 04642.

(7) Of the indicated shares of Class A Common Stock, 783 shares are presently owned by Mr. Daurelle. The remaining shares indicated may be acquired pursuant to stock options within 60 days. Mr. Daurelle's address is c/o Reliance Standard Life Insurance Company, 2501 Parkway, Philadelphia, PA 19130.

(8) None of the indicated shares of Class A Common Stock are presently owned, but they may be acquired pursuant to stock options within 60 days. Mr. Ranieri's address is c/o Ranieri & Co., Inc., 50 Charles Lindbergh Blvd., Suite 500, Uniondale, NY 11553. Mr. Rhodes' address is c/o National Review, Inc., 215 Lexington Avenue, New York, NY 10016.

(9) Includes 323,878 shares of Class A Common Stock which may be acquired pursuant to stock options within 60 days.


                              ELECTION OF DIRECTORS

For the term that begins following the 1998 Annual Meeting, the Board of Directors will consist of seven members. Each director is elected annually to serve until his successor has been elected and qualified, or he has resigned or been removed from office. The Company's Restated Certificate of Incorporation provides that the holders of Class A Common Stock are entitled to vote as a separate class to elect the Class A Director so long as the outstanding shares of Class A Common Stock represent at least 10% of the aggregate number of outstanding shares of the Company's Class A and Class B Common Stock. As of the date of this Proxy Statement, this condition continues to be satisfied. Mr. Rhodes was elected by the holders of the Class A Common Stock in 1997 as the Class A Director, and the Board of Directors has unanimously recommended Mr. Rhodes for reelection as the Class A Director.

It is intended that the shares of Common Stock represented by Proxies will be voted "for" the election of all such nominees unless a contrary direction is indicated on the Proxy. While it is not expected that any of the nominees will be unable to qualify for or accept office, if for any reason any nominee shall be unable to do so, Proxies that would otherwise have been voted "for" such nominee will instead be voted "for" a substitute nominee selected by the Board.

Nominees for Director

The following sets forth information as to each nominee for election at the 1998 Annual Meeting, including his age, positions with the Company, length of service as a director of the Company, other directorships currently held, if any, principal occupations and employment during the past five years and other business experience.

ROBERT ROSENKRANZ, 55, has served as the President and Chief Executive Officer of the Company since May 1987 and has served as Chairman of the Board of Directors of the Company since April 1989. He is also Chairman of the Board of Reliance Standard Life Insurance Company ("RSLIC"), First Reliance Standard Life Insurance Company ("FRSLIC") and Reliance Standard Life Insurance Company of Texas ("RSLIC-Texas") and serves on the Board of Directors of Safety National Casualty Corporation ("SNCC"). Mr. Rosenkranz has served since October 1978 as either sole or managing general partner of Rosenkranz & Company or as beneficial owner of its corporate general partner and since September 1997 as a director of Delphi International Ltd. ("Delphi International") and Oracle Reinsurance Company Ltd. ("Oracle Re").

ROBERT M. SMITH, JR., 46, commenced employment with the Company in March 1994 and has served as Vice President of the Company since July 1994 and as a director of the Company since January 1995. Mr. Smith has also served as Vice President of Delphi Capital Management, Inc. ("DCM") and as a director of RSLIC, FRSLIC and RSLIC-Texas since July 1994 and as a director of SNCC since March 1996. In addition, Mr. Smith has served as a director of Delphi International and Oracle Re since September 1997. Prior to March 1994, Mr. Smith was Director, Investment Banking for Merrill Lynch & Company in New York, NY.

EDWARD A. FOX, 61, has served as a director of the Company since March 1990. He has served as Chairman of the Board of SLM Holding Corp. since August 1997 and is currently a director of New England Life Insurance Company, Greenwich Capital Management and Commerce Security Bancorp. In addition, Mr. Fox has served as a director of Delphi International and Oracle Re since September 1997. From May 1990 until September 1994, Mr. Fox was the Dean of the Amos Tuck School of Business Administration at Dartmouth College, and from April 1973 until May 1990, he was President and Chief Executive Officer of the Student Loan Marketing Association.

CHARLES P. O'BRIEN, 61, has served as a director of the Company since November 1987. Since August 1976, Mr. O'Brien has served as President, Chief Executive Officer and a director of RSLIC. Mr. O'Brien also serves as President and Chief Executive Officer and a director of FRSLIC and RSLIC-Texas and as a director of SNCC. In addition, Mr. O'Brien has served as a director of Delphi International and Oracle Re since September 1997.

LEWIS S. RANIERI, 51, has served as a director of the Company since July 1992. Mr. Ranieri is currently Chairman and Chief Executive Officer of Ranieri & Co., Inc. and oversees Hyperion Partners L.P. and Hyperion Partners II L.P. (collectively "Hyperion"), funds created to invest in the financial services, housing and real estate industries. As part of his responsibilities with Hyperion, Mr. Ranieri serves as Chairman of Hyperion Capital Management, Inc., a New York-based money management firm specializing in mortgage-backed securities, as Chairman, Director and/or Trustee of several closed-end investment companies advised by Hyperion Capital Management, Inc., and as Chairman and a director of Bank United Corp. and a director of Bank United, a Houston-based savings and loan institution. Mr. Ranieri also serves on the compensation committee for both Bank United entities. In addition, Mr. Ranieri has served as a director of Delphi International since September 1997.

B.K. WERNER, 64, was elected as a director of the Company upon the merger with SIG Holdings, Inc. in March 1996. He has served as Chairman of the Board of SNCC since June 1987 and as Chief Executive Officer of SNCC since June 1990. Mr. Werner has served as a director of and has been employed in various capacities by SNCC since 1959.

Nominee for Class A Director

THOMAS L. RHODES, 58, has served as a director of the Company since May 1995. He has been President of National Review, Inc. since November 30, 1992, where he has also served as a director since 1988. From 1987 to November 27, 1992, Mr. Rhodes was a Partner of Goldman, Sachs & Co. Mr. Rhodes is Co-Chairman, Co-Chief Executive Officer and Director of Asset Investors Corporation and Co-Chairman, Co- chief Executive Officer and Director of Commercial Assets, Inc. Mr. Rhodes also serves as a director of Apartment Investment and Management Company, a director of The Lynde and Harry Bradley Foundation, a trustee of The Heritage Foundation and a trustee of The Manhattan Institute. In addition, Mr. Rhodes has served as a director of Delphi International and Oracle Re since September 1997.


COMMITTEES OF THE BOARD OF DIRECTORS

The Audit Committee is responsible for reviewing the activities of the Company's independent accountants and internal audit department. The committee, whose membership consists of Messrs. Fox, Ranieri and Rhodes, held four meetings during 1997. The Board of Directors does not have a nominating committee.

The Stock Option and Compensation Committee (the "Committee") is responsible for reviewing and approving all grants of stock options to employees and reviewing and approving compensation arrangements for certain employees of the Company and its subsidiaries. The Committee's membership consists of Messrs.
Fox and Rhodes.


DIRECTORS' ATTENDANCE

The Board of Directors held five meetings during 1997. Each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings held during the period for which such incumbent was a director, and (ii) the total number of meetings held by all committees of the Board of Directors on which such incumbent served.

DIRECTORS' COMPENSATION

The Company pays its directors who are not officers or employees of Rosenkranz & Company, the Company, or any of the Company's affiliates (each, an "outside director") annual compensation consisting of an option to purchase Class A Common Stock, as further described below, or cash in the amount of $20,000 (the "Annual Retainer") and a fee of $750 plus expenses for each Board of Directors or committee meeting attended.

In addition, under the Company's Amended and Restated Directors Stock Option Plan (the "Directors Option Plan"), on the business day following the Company's Annual Meeting of Stockholders, each outside director then in office is granted an option to purchase a number of shares of Class A Common Stock determined pursuant to the following formula: number of option shares equal to 2,448 multiplied by [1 + (.125 multiplied by the number of calendar years of continuous service of such outside director to that point, including any portion of a calendar year of service as a full year)]. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. Options granted become exercisable in five equal annual installments, commencing on the first anniversary of the date of the grant, and expire ten years from the date of grant.

The Directors Option Plan also provides for the Annual Retainer to be paid through the grant of an option to purchase Class A Common Stock to each outside director, unless a director makes an election in advance to receive the Annual Retainer in cash. Options are granted on the first business day following the date on which each outside director is elected, reelected or appointed. The number of shares of Class A Common Stock to which each option relates is equal to (a) three times the amount of the director's Annual Retainer that would otherwise be payable in cash for the applicable period divided by (b) the fair market value of a share of Class A Common Stock of the Company on the date of grant, and the exercise price is 100% of such fair market value on the date of grant. For this purpose, the fair market value on any such date is the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date. Options granted become exercisable in four equal 90-day installments and expire ten years from the date of grant.

Pursuant to the Directors Option Plan, options to purchase 18,826 shares of Class A Common Stock, in the aggregate, were granted to outside directors during 1997 at exercise prices ranging from $37.99 to $38.9375 per share. The shares to which such options relate are included in the "Security Ownership of Certain Beneficial Owners and Management" table.


                             EXECUTIVE COMPENSATION

The following table sets forth aggregate compensation paid by the Company and its subsidiaries for services rendered in all capacities to the Company and its subsidiaries during the fiscal years ended December 31, 1997, 1996 and 1995 to or for the benefit of each of the five most highly compensated executive officers of the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                                                                                   Long-Term
                                                Annual Compensation                               Compensation
                                          -------------------------------------------     ---------------------------
                                                                                                          Securities     All Other
                                                                         Other Annual      Restricted     Underlying      Compen-
Name and Principal                                                       Compensation        Stock          Options       sation
    Position                    Year      Salary ($)        Bonus ($)     ($) (1)           Award ($)       (#)(2)        ($) (3)
    --------                    ----      ----------        ---------     ---------         ---------       ------        -------
Robert Rosenkranz,              1997      $549,978          $550,000       $    --         $3,110,874       220,320        $   --
President & Chief Executive     1996       549,978           550,000            --          2,174,177       220,320            --
Officer of the Company          1995       400,006           400,000            --               --            --              --

Lawrence E. Daurelle            1997       147,950            70,721            --               --            --          3,800(4)
Vice President and              1996       139,000            56,336            --               --            --          1,376(4)
Treasurer of RSLIC              1995        87,500            21,568            --               --            --              --

Louis C. Lucido,                1997       121,636           200,000            --               --          20,000        1,523(4)
Vice President, Investments     1996          --                --              --               --            --              --
of the Company                  1995          --                --              --               --            --              --

Charles P. O'Brien,             1997       279,994           230,790            --               --            --          4,750(4)
President & Chief Executive     1996       279,994           202,226            --               --            --          4,750(4)
Officer of RSLIC                1995       279,994           148,260            --               --            --          4,620(4)

Robert M. Smith, Jr.,           1997       274,976           200,000            --               --            --          4,750(4)
Vice President of the           1996       264,992           200,000            --               --          35,700        3,000(4)
Company                         1995       250,000           150,000            --               --          36,720        2,500(4)

Jane R. Dunlap,                 1997       147,623(6)         97,343            --               --            --          4,565(4)
Former Vice President and       1996       147,623            85,297            --               --            --          4,319(4)
Treasurer of the Company        1995       145,142            60,712            --               --            --          4,028(4)

Thomas A. Sullivan,             1997       322,036(7)           --              --               --            --              --
Former President                1996       425,022           150,000            --               --            --              --
of DCM                          1995       425,022            75,000            --               --            --          3,000(4)

(1) Personal benefits, which are non-cash compensation, were not disclosed in the "Other Annual Compensation" column since they did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus for any named executive officer.

(2) Other than the granting of stock options listed below, no other long-term compensation was provided to the named executive officers.

(3) The Company and its subsidiaries paid certain amounts in 1997, 1996 and 1995 to Rosenkranz, Inc., a wholly-owned subsidiary of Rosenkranz & Company, pursuant to two investment consulting agreements. Portions of these amounts were in turn earned by Mr. Rosenkranz in addition to the amounts set forth above. See "Certain Relationships and Related Transactions."

(4) These amounts represent the Company's annual contribution on behalf of the employee to the Reliance Standard Life Insurance Company Retirement Savings Plan and the Reliance Standard Life Insurance Company Nonqualified Deferred Compensation Plan.

(5) Represents compensation for the period July 21, 1997, the date Mr. Lucido commenced employment, to December 31, 1997.

(6)  Ms. Dunlap retired as an employee of the Company on January 2, 1998.

(7) Represents compensation for the period from January 1, 1997 to July 31, 1997, the date Mr. Sullivan retired as an employee of the Company.

Incentive Plan. At the 1997 Annual Meeting, the Company's stockholders approved the Long-Term Performance-Based Incentive Plan (the "Incentive Plan") for Robert Rosenkranz, the Chairman, President and Chief Executive Officer of the Company. The purpose of the Incentive Plan is to provide Mr. Rosenkranz with a compensation arrangement that rewards him for significant gains in shareholders' wealth as measured by the annual performance of the Company's Class A Common Stock, so long as such performance surpasses that of the Standard & Poor's Corporation Insurance Composite Index Total Return to Shareholders (the "S&P Insurance Index Total Return").

An award under the Incentive Plan is made for a Performance Period (as defined below) if and only if the Ending Stock Value (as defined therein) of the Company's Class A Common Stock exceeds the Beginning Stock Price (as defined therein) by an amount greater than the S&P Insurance Index Total Return over the comparable period. The award is then determined as 2.5% of the amount by which the Ending Market Value (as defined therein) exceeds the Beginning Market Value (as defined therein). Expressed as a formula, the "Award Amount" = (Ending Market Value minus Beginning Market Value) multiplied by .025. The "Performance Period" is the calendar year, except that if an award is not made under the plan for any calendar year, the next Performance Period will include all calendar years following the last calendar year for which an award was so made.

The Incentive Plan provides that 50% of the Award Amount, if earned, will be paid in the form of restricted or deferred shares of Class B Common Stock, with the number of such shares determined by dividing 50% of the Award Amount by the average closing price of the Class A Common Stock during the twenty trading days commencing nine trading days prior to the last trading day of the relevant period (the "Ending Stock Price"). The remainder of the award will be paid in options to purchase shares of Class B Common Stock (Class A Common Stock in the case of the 1996 award) having an exercise price equal to 100% of the fair market value (as defined in the plan) of a share of such stock on the date of grant. Such options become exercisable in full thirty days following the date of the grant and have a ten-year term. The number of shares subject to such options is determined by dividing 50% of the Award Amount by the Ending Stock Price and multiplying that amount by three. This formula reflects a general standard of valuation indicating that, across a broad number of companies, stock options with a ten-year term are worth approximately one-third of the market value of the underlying stock on the date of grant. However, regardless of the Award Amount for any Performance Period, the Incentive Plan limits, as to any calendar year, the number of restricted or deferred shares of Common Stock which may be awarded to 73,440, and limits the number of shares of Common Stock as to which options may be granted to 220,320, plus the "Carryover Amount." The "Carryover Amount" consists of the cumulative amounts of such restricted or deferred shares and options which, in each year since the inception of the Incentive Plan, would have been eligible for award in conformity with such limits, but were not awarded. Any Award Amounts which do not result in awards of restricted or deferred shares or options due to the aforementioned limits may be applied to increase the Award Amount in any subsequent Performance Period in which the Ending Stock Value exceeds the Beginning Stock Price by an amount greater than the S&P Insurance Index Total Return for such Performance Period (subject, in all events, to the per-year share and option award limits referenced above).

If Mr. Rosenkranz's employment terminates during a Performance Period, he will be entitled to an award under the Incentive Plan based on the performance of the Company's Class A Common Stock if it surpasses the S&P Insurance Index Total Return through such date, unless his employment was terminated by the Company for "Cause" or by Mr. Rosenkranz without "Good Reason," as such terms are defined in the Incentive Plan.

Restricted or deferred shares of Class B Common Stock awarded under the Incentive Plan vest upon the termination of Mr. Rosenkranz's employment due to death, disability or normal retirement or by the Company other than for Cause or upon a "Change in Ownership," as such term is defined in the Incentive Plan. If Mr. Rosenkranz's employment is terminated by himself for other than Good Reason or by the Company for Cause, such restricted or deferred shares are forfeited to the Company.

Because the Incentive Plan provides for accelerated vesting of restricted or deferred shares of Class B Common Stock awarded under the Plan upon a Change in Ownership, it is possible that a twenty percent "golden parachute" excise tax could be imposed upon Mr. Rosenkranz under the Internal Revenue Code (the "Code") if such vesting were to occur in such an event. In order to preserve the benefits intended to be provided under the Incentive Plan, the plan contains a provision under which payments would be made by the Company to Mr. Rosenkranz in order to adjust, on an after-tax basis, for the amount of any such tax.

Employee Stock Option Plan. The Company's Second Amended and Restated Employee Option Plan (the "Employee Option Plan") provides for a total of 2,019,600 shares of Class A Common Stock which may be issued upon exercise of options granted thereunder. Through March 20, 1998, options for 1,447,067 shares of Class A Common Stock have been granted to a total of 24 optionees. As of March 20, 1998, options covering 1,152,961 shares of Class A Common Stock have been exercised by a total of 13 optionees. These exercises reduced the total number of outstanding options exercisable for Class A Common Stock to 294,106 shares, of which options for 120,246 shares of Class A Common Stock were vested as of March 20, 1998. Options currently outstanding under the Employee Option Plan expire between 2002 and 2008. Options granted under the Employee Option Plan have a maximum term of ten years and become exercisable at such times and in such amounts as are determined by the Committee at the time of grant. The price per share upon the exercise of an option is 100% of the fair market value of the Class A Common Stock on the date of the grant, which, under the plan, is equal to the closing price per share of the Class A Common Stock, as reported on the New York Stock Exchange for such date.

                        OPTION GRANTS IN LAST FISCAL YEAR

Summarized below in tabular format are options granted to the named executive officers under the Employee Option Plan or, in the case of Mr. Rosenkranz, the Incentive Plan during 1997.

                                         % of Total                                 Potential Realizable Value
                           Number of       Options                                  at Assumed Annual Rates of
                          Securities      Granted to                               Stock Price Appreciation for
                          Underlying      Employees   Exercise                     ----------------------------
                            Options        in Last      Price      Expiration             Option Term
     Name                   Granted      Fiscal Year   ($/Sh)          Date             5%              10%
--------------------      -----------    -----------  ---------    ----------      -----------       -----------
Robert Rosenkranz          220,320(1)       86%       $41.4375       01/14/08       $5,741,500       $14,550,088
Lawrence E. Daurelle          --            --            --             --               --                --
Louis C. Lucido             20,000(2)        8%        43.7500       07/23/07          550,283         1,394,525
Charles P. O'Brien            --            --            --             --               --                --
Robert M. Smith, Jr           --            --            --             --               --                --
Jane R. Dunlap                --            --            --             --               --                --
Thomas A. Sullivan            --            --            --             --               --                --

(1) The options indicated are currently exercisable. All are non-qualified options and become exercisable for Class B Common Stock.

(2) The options indicated become exercisable in five equal annual installments beginning with the first such installment occurring on July 23, 1998. All are non-qualified options and become exercisable for Class A Common Stock.



                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

Summarized below in tabular format are options exercised by the named executive officers during the fiscal year ended December 31, 1997 and options outstanding under the Employee Option Plan or Incentive Plan, as applicable, at December 31, 1997.

                                                           Number of Securities          Value of Unexercised
                                                          Underlying Unexercised        In-the-Money Options at
                           Shares                       Options at Fiscal Year-End        Fiscal Year-End (1)
                          Acquired          Value       ----------------------------   ----------------------------
    Name                 On Exercise      Realized      Exercisable    Unexercisable   Exercisable    Unexercisable
---------------------    -----------      --------      -----------    -------------   -----------    -------------
Robert Rosenkranz             --         $      --         440,640         --          $3,976,225       $     --
Lawrence E. Daurelle          --                --          11,016        7,344           344,977          229,985
Louis C. Lucido               --                --            --         20,000             --              25,000
Charles P. O'Brien         270,998        10,665,912          --           --               --               --
Robert M. Smith, Jr           --                --          67,373       61,977         1,993,047        1,511,175
Jane R. Dunlap              67,756         2,412,680          --           --               --               --
Thomas A. Sullivan            --                --            --           --               --               --

(1) Based on a closing price of $45.00 for the Company's Class A Common Stock on December 31, 1997.

Pension Plans. The Reliance Standard Life Insurance Company Pension Plan (the "Pension Plan") is a noncontributory, qualified defined benefit pension plan that provides retirement and, in certain instances, death benefits to employees of RSLIC, FRSLIC, DCM and other subsidiaries of the Company. Benefits under the Pension Plan at the employee's normal retirement age, which is 65, are calculated as the sum of (i) 0.85% of the employee's average compensation for the five consecutive calendar years in the last ten years of participation prior to retirement during which the employee was most highly paid ("Average Compensation") up to and including their Social Security covered compensation level plus (ii) 1.5% of the employee's Average Compensation in excess of their Social Security covered compensation level, multiplied by the employee's years of service up to 35 years; plus 1% of the employee's Average Compensation multiplied by the employee's years of service in excess of 35. Average Compensation is subject to the statutory limitation pursuant to the Code of $160,000 for 1998 (or any limits as set down by the Code in the future). Benefits payable under the Pension Plan are offset by any benefits payable under the Dresser Industries Inc. Pension Plan, which covered RSLIC and FRSLIC employees prior to November 6, 1987 (the "Dresser Pension Plan Offset"). Employees are eligible to participate in the Pension Plan following the completion of one year of service and the attainment of age 21 and continue to accrue benefits generally until termination of employment, death or retirement. Benefits vest after five years of service with RSLIC, FRSLIC and/or DCM.

Supplemental Executive Retirement Plan. Effective January 1, 1994, the Company established the Reliance Standard Life Insurance Company Supplemental Executive Retirement Plan (the "RSL SERP"). The plan provides certain key employees (excluding Mr. Rosenkranz) with the opportunity for additional postemployment income which would otherwise have been limited under the Pension Plan due to the reduction of the statutory limit on employee's compensation as calculated under the Pension Plan pursuant to the Code. The RSL SERP is a nonqualified deferred retirement plan and is unfunded. Retirement benefits under the RSL SERP are calculated in a similar manner as those under the Pension Plan, except that Average Compensation is limited under the plan to $267,332 for 1998 (adjusted annually by the Social Security Cost of Living Adjustment). Any benefits payable under the Pension Plan are deducted from the benefit calculated under the RSL SERP. All other terms and conditions of the RSL SERP are substantially identical to those contained in the Pension Plan.

DCM Pension Plan. The Delphi Capital Management, Inc. Pension Plan for Robert Rosenkranz (the "DCM Pension Plan") is a nonqualified, noncontributory defined benefit pension plan that provides retirement benefits to Robert Rosenkranz and, in certain instances, death benefits to his beneficiary. Benefits under the DCM Pension Plan at Mr. Rosenkranz's normal retirement age, which is 65, are calculated in the same manner as benefits under the Pension Plan. Benefits are reduced should Mr. Rosenkranz elect an early retirement date. The DCM Pension Plan is unfunded and assets held by DCM shall not be deemed to be held in trust for the payment of the pension obligation. The payment is, however, unconditionally guaranteed by the Company under a guarantee agreement between the Company and Robert Rosenkranz, and should DCM default, the Company will discharge the obligation. Mr. Rosenkranz does not participate in either the Pension Plan or the RSL SERP.

The estimated annual benefits payable at the normal retirement age of 65 are set forth in the table below for the indicated compensation and years of service classifications in the form of a straight life annuity. The benefits calculations show estimated annual payments excluding the effect of any Dresser Pension Plan Offset and are based upon the Social Security Act in effect for an employee retiring in 1998.

                                                  Years of Service as
                              Retirement Plan Participant and Estimated Amount of Benefits
        Average        ---------------------------------------------------------------------------
     Compensation          10           15           20           25            30          35
     ------------      ---------     --------     ---------    ---------    ---------    ---------
    $ 100,000......   $  12,977     $ 19,465     $  25,953    $  32,442    $  38,930    $  45,418
      125,000......      16,727       25,090        33,453       41,817       50,180       58,543
      150,000......      20,477       30,715        40,953       51,192       61,430       71,668
      175,000......      24,227       36,340        48,453       60,567       72,680       84,793
      200,000......      27,977       41,965        55,953       69,942       83,930       97,918
      225,000......      31,727       47,590        63,453       79,317       95,180      111,043
      250,000......      35,477       53,215        70,953       88,692      106,430      124,168
      275,000......      39,227       58,840        78,453       98,067      117,680      137,293
      300,000......      42,977       64,465        85,953      107,442      128,930      150,418
      350,000......      50,477       75,715       100,953      126,192      151,430      176,668

The following executives named in the Summary Compensation Table shown under "Executive Compensation" are covered by the Pension Plan, the RSL SERP and/or the DCM Pension Plan:

                                                                    Years of Credited Service
                Name                                                 As of December 31, 1997
          -------------------                                        -----------------------
          Robert Rosenkranz.......................................              20.0
          Lawrence E. Daurelle....................................               3.0
          Louis C. Lucido.........................................               1.0
          Charles P. O'Brien......................................              21.4
          Robert M. Smith, Jr.....................................               4.0
          Jane R. Dunlap..........................................              22.4
          Thomas A. Sullivan......................................              11.0


Employment Contract. The Company has entered into an agreement with Mr. Smith which provides that if he is terminated without good and reasonable cause he will be entitled to a severance payment up to a maximum of twelve months of base salary, plus health benefits.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Fox and Rhodes, the members of the Stock Option and Compensation Committee during 1997, are not "insiders" within the meaning of the Securities Act and there were no "interlocks" within the meaning of the Securities Act.


                                PERFORMANCE GRAPH

In order to further assist stockholders in analyzing disclosure on compensation, a graph comparing the total return on the Company's Class A Common Stock to the total return on the common stock of the companies included in the Standard & Poor's 500 Index ("S&P 500 Index") and the Standard & Poor's Insurance Composite Index ("S&P Insurance Index") has been provided. The performance graph should be analyzed in connection with the tables on the preceding pages detailing the payment of compensation and the granting of employee stock options. The graph assumes $100 was invested in the Company's Class A Common Stock and the indices reflected therein on December 31, 1992, and reflects the value of that investment on various dates through December 31, 1997.


                                [GRAPHIC OMITTED]


                            1992       1993        1994       1995        1996       1997
                            ----       ----        ----       ----        ----       ----
Delphi                      100        171         128        147         244        380
S&P 500 Index               100        110         112        153         189        252
S&P Insurance Index         100        106         106        151         187        273


                        REPORT ON EXECUTIVE COMPENSATION

Compensation of the Company's executive officers (including the named executive officers) is supervised by the Stock Option and Compensation Committee of the Board of Directors. The objective of the Company's compensation program is to provide a total compensation package that will enable the Company to attract, motivate and retain outstanding individuals and to reward such individuals for increasing levels of profit and stockholder value.

In conformance with the above compensation philosophy, the total annual compensation for senior officers of the Company and its subsidiaries is determined by one base element, salary, and two incentive elements, annual bonus and grants of stock options under the Employee Option Plan or, in the case of Mr. Rosenkranz, the Incentive Plan.

Salary for executive officers of the Company and its subsidiaries is determined by analysis of three factors, consisting of (1) salary levels for executive officers at other companies with comparable responsibilities; (2) evaluation of the individual executive officer's performance; and (3) the Company's ability to pay. While the three factors are not formally weighted, the Company's ability to pay is a threshold consideration.

The level of base salary paid to an executive officer is determined on the basis of the individual's overall performance and compensation level at the Company during the prior year and such other factors as may be appropriately considered by the Stock Option and Compensation Committee and by management in making its proposals to such Committee. The level of the annual bonus for the executive officers of the Company, other than those employed in the insurance operations at RSLIC, is established by the Stock Option and Compensation Committee according to the operating performance of the Company and the individual performance of the executive officer during the year, and such other factors as are deemed appropriate by the Committee and by management in making its proposals to such Committee. The primary factor which determines the level of Mr. Rosenkranz's annual bonus is the extent to which the Company attains a specified return on equity goal.

For executive officers employed in the insurance operations at RSLIC, the level of cash bonus paid is determined under the Senior Management Incentive Plan administered by the Compensation Committee of RSLIC's Board of Directors. The performance criteria used to determine the level of bonus under this plan include, among others, earnings per share, underwriting results, production of insurance premiums, deposits on sales of annuities and the maintenance of expenses of the insurance subsidiaries relative to pre-determined targets. Bonus as a percentage of base salary generally increases with the level of responsibility of the executive officer; for example, RSLIC's Chief Executive Officer's potential bonus is 43% of total compensation, with other executives' respective potential bonuses reduced as their level of responsibility decreases. Total cash compensation for such executive officers is reviewed for comparability with the compensation levels of similarly situated officers of insurance companies of similar size, including certain of those companies included in the S&P Insurance Index.

The principal method for long-term incentive compensation for executive officers other than Mr. Rosenkranz is the Employee Option Plan described above under "Executive Compensation - Employee Stock Option Plan" and compensation thereunder takes the form of nonqualified stock option grants. Those grants are designed to promote the identity of long-term interests between key employees of the Company and its subsidiaries and the Company's stockholders, since the value of options granted will increase or decrease with the value of the Company's common stock. In this manner, key individuals are rewarded in a manner that is commensurate with increases in stockholder value. The size of a particular option grant is determined based on the individual's position with and contributions to the Company (or, in the case of new hires, the individual's current position and anticipated contributions). These grants also typically include five year vesting periods to encourage continued employment.

Under the Incentive Plan, as described above under "Executive Compensation - Incentive Plan," Mr. Rosenkranz is rewarded for the Company's achieving gains in stockholder wealth that surpass the S&P Insurance Index Total Return, which the Committee believes to be a representative index reflecting the stock performance of the Company's peer group. The ultimate value of awards under the Incentive Plan will depend on the Company's stockholder returns, since a portion of such awards will consist of restricted or deferred shares, the value of which will be subject to market risk so long as Mr. Rosenkranz remains employed with the Company (and which are forfeitable if such employment terminates under certain circumstances). In addition, the options will have value to Mr. Rosenkranz only to the extent that the Company's stock price appreciates following the grant date.

Section 162(m) of the Code limits deductibility of certain compensation for the Chief Executive Officer and the additional four highest paid executive officers in excess of $1 million per year. The Committee intends to establish and maintain executive compensation levels and programs that will be competitive within the industry and will attract and retain highly talented individuals. Executive compensation will be structured to avoid limitations on deductibility where this result can be achieved consistent with the Company's compensation goals.


        STOCK OPTION AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                      Edward A. Fox        Thomas A. Rhodes


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to two investment consulting agreements, RSLIC and the Company pay to Rosenkranz, Inc., a wholly owned subsidiary of Rosenkranz & Company, certain fees associated with the formulation of the business and investment strategies of the Company and its subsidiaries. These fees amounted to $2.5 million for the year ended December 31, 1997. These fees generally increase at an annual rate of 10.0% and are expected to be $2.8 million for calendar year 1998. Of the aggregate amounts paid to Rosenkranz, Inc. for services rendered during the year ended December 31, 1997 pursuant to these investment consulting agreements, $605,388 was earned by Mr. Rosenkranz due to his indirect and direct financial interests in Rosenkranz & Company. Management believes that the fees charged by Rosenkranz, Inc. are comparable to fees charged by unaffiliated third parties for investment consulting services of considerably narrower scope than the services provided by Rosenkranz, Inc.

Pursuant to a cost-sharing arrangement, a subsidiary of the Company received reimbursements from Rosenkranz, Inc. and Acorn Partners, a limited partnership in which Mr. Rosenkranz has an indirect beneficial interest, for expenses associated with the sharing of office space and office personnel. The total amount of these reimbursements during 1997 was $1.0 million.

Pursuant to an investment advisory agreement, a subsidiary of the Company paid fees to an investment advisor, Hyperion Capital Management, Inc., of which Mr. Ranieri is the Chairman. Management believes that the fees charged by the investment advisor under the agreement are comparable to the fees charged by other unaffiliated investment advisors for investment advisory services. In addition, at the time that such investment advisory agreement was entered into, Mr. Ranieri was not a member of the Company's Board of Directors, nor was the agreement entered into in contemplation of his becoming a Board member. The Company's subsidiary paid $288,000 under such agreement during 1997.

In January 1998, the Company entered into various reinsurance agreements with Oracle Re, a wholly-owned subsidiary of Delphi International, a newly formed, independent Bermuda insurance holding company of which Mr. Rosenkranz is the Chairman of the Board and beneficially owns approximately 32.7% of the common stock, and of which Messrs Fox, O'Brien, Ranieri, Rhodes and Smith also serve as directors. Under these agreements, approximately $100 million of group employee benefit reserves ($35 million of long-term disability insurance reserves and $65 million of excess workers' compensation and casualty reserves) were ceded to Oracle Re. Also in January 1998, the Company and certain of its subsidiaries purchased a subordinated note from Delphi International with a principal amount of $30 million. Such note bears interest at the rate of 9% per annum (which, during any five years, may be paid in additional notes bearing the same terms in lieu of cash) and matures in full in January 2028. Finally, the Company in January 1998 provided five year loans to Robert M. Smith, Jr., Vice President of the Company, and Louis C. Lucido, Vice President, Investments of the Company, in the amounts of $131,160 and $149,758, respectively, to finance a portion of the costs of their purchases of common stock of Delphi International. Such loans bear interest at the rate charged to the Company under its senior bank revolving credit facility (currently LIBOR plus 0.45%). In both cases, the shares of Delphi International common stock purchased are pledged to the Company to secure the loans, and the Company will have recourse only against such common shares.


                              INDEPENDENT AUDITORS

The firm of Ernst & Young LLP served as the Company's independent auditors for 1997 and is expected to so serve in 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if such representative desires.


                         FINANCIAL STATEMENTS AVAILABLE

Consolidated financial statements for Delphi Financial Group, Inc. are included in the Company's 1997 Annual Report on Form 10-K for the year ended December 31, 1997, which is being mailed together with this Proxy Statement. Additional copies of the Form 10-K and the Annual Report to Stockholders may be obtained without charge by submitting a written request to the Investor Relations Department, Delphi Financial Group, Inc., 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company's knowledge, based solely on its review of Forms 3, 4 and 5 and amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no other reports were required for such persons, all persons subject to these reporting requirements filed the required reports on a timely basis, except that Mr. Sullivan was late in filing one report.


                    SUBMISSION OF 1999 STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at 1105 North Market Street, Suite 1230, Wilmington, Delaware 19899, by December 1, 1998.

                                   By Order of the Board of Directors,



                                   Robert Rosenkranz
                                   Chairman of the Board

[ X ]  PLEASE MARK VOTES AS IN THIS EXAMPLE

          PROXY SOLICITED FOR THE
ANNUAL MEETING OF STOCKHOLDERS ON MAY 12, 1998

DELPHI FINANCIAL GROUP, INC.

1.  Election of Directors.

Class A Director:
Thomas L. Rhodes

Directors:
Robert Rosenkranz     Robert M. Smith, Jr.  Edward A. Fox
Charles P. O'Brien    Lewis S. Ranieri      B.K. Werner

For All Nominees [ ]       Withhold [ ]          For All Except [ ]


Note: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name(s) of the nominee(s). Your shares will be voted for the remaining nominee(s).

2. To transact such other business as properly comes before the meeting or any adjournment thereof.

    For [ ]               Against [ ]          Abstain [ ]

Mark box at right if an address change or comment has been noted on the reverse side of this card. [ ]


Record Date Shares:


Please be sure to sign and date this Proxy.    Date  _____________

__________________________________       _____________________________
     Stockholder sign here                   Co-owner sign here

DETACH CARD                                                         DETACH CARD

                          DELPHI FINANCIAL GROUP, INC.

      This Proxy is Solicited on Behalf of the Board of Directors of Delphi
                              Financial Group, Inc.

The undersigned stockholder hereby appoints Robert Rosenkranz and Robert M. Smith, Jr., or either of them, as attorneys or proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote in the manner designated on the reverse side of this card (or, if no designation is made, as provided below), all of the shares of Common Stock of Delphi Financial Group, Inc. (the "Company") held of record by the undersigned at the close of business on March 20, 1998 at the Company's 1998 Annual Meeting of Stockholders scheduled to be held on May 12, 1998 at 10:00 a.m., EDT, or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, Notice of Annual Meeting of Stockholders and Proxy Statement dated March 30, 1998, and grants authority to each of said proxies or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND PROPOSAL 2.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) on the reverse side of this card. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.

       HAS YOUR ADDRESS CHANGED?          DO YOU HAVE ANY COMMENTS?

       ________________________           _________________________

       ________________________           _________________________

       ________________________           _________________________

                          DELPHI FINANCIAL GROUP, INC.

Dear Stockholder,

Please take note of the important information enclosed with this Proxy. Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the 1998 Annual Meeting of Stockholders, scheduled to be held on May 12, 1998.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

Delphi Financial Group, Inc.